EXHIBIT 21

SUBSIDIARIES OF C.H. ROBINSON WORLDWIDE, INC.

The Company’s consolidated subsidiaries are shown below together with the percentage of voting securities owned and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary. Subsidiaries of subsidiaries are indented in the following table:

Subsidiaries	Percentage of Outstanding Voting Securities Owned
C.H. Robinson International, Inc. (Minnesota)	100%

C.H. Robinson Logistica Chile Ltda. (Santiago, Chile)	99.9%

C.H. Robinson Venezuela, C.A. (Venezuela)	100%

Spica Servicios Logisticos, C.A. (Venezuela)	100%

R.C. Aduanas, C.A. (Venezuela)	100%

C.H. Robinson de Mexico, S.A. de C.V. (Mexico)	100%

C.H. Robinson Company (Canada) Ltd. (Ontario, Canada)	100%

C.H. Robinson Company (Delaware)	100%

C.H. Robinson Company LP (Minnesota)	1%

C.H. Robinson Company, Inc. (Minnesota)	100%

CHR Aviation LLC (Minnesota)	100%

Robinson Holding Company (Minnesota)	100%

C.H. Robinson Company LP (Minnesota)	99%

Wagonmaster Transportation Co. (Minnesota)	100%

Comexter Robinson S.A. (Argentina)	100%

Payment & Logistics Services, Inc. (Minnesota)	100%

T-Chek Systems, Inc. (Minnesota)	100%

Robinson Logistica Do Brasil Ltda. (Brazil)	100%

C.H. Robinson Worldwide (Hong Kong) Ltd. (Hong Kong)	99.9%

C.H. Robinson Worldwide Logistics (Dalian) Co. Ltd. (China)	100%

C.H. Robinson Europe B.V. (Netherlands)	100%

C.H. Robinson (UK) (United Kingdom)	100%

C.H. Robinson Poland Sp. Zo.o (Poland)	100%

C.H. Robinson Deutschland GmbH (Germany)	100%

Robinson Europe SAS	100%

Robinson France SARL (France)	100%

C.H. Robinson Belgium BVBA (Belgium)	100%

Robinson Italia S.R.L. (Italy)	99.38%

C.H. Robinson Iberica SL (Spain)	99.99%

C.H. Robinson Hungary LLC (Hungary)	99.996%